Exhibit 99.1

N E W S   B U L L E T I N
                                 FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2012 Third Quarter Results

OXNARD, Calif., December 22, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2012 third quarter ended November 30, 2011. Key elements include:

  Consolidated revenue of $32.8 million, up 10.8% over prior year period; wireless datacom revenue of $25.9 million, up 22.3% over prior year period
  GAAP net income of $1.7 million, or $0.06 per diluted share; Adjusted Basis (non-GAAP) net income of $2.6 million, or $0.09 per diluted share, both at the high end of the Company’s guidance range
  $2.1 million net cash provided from operations; net debt balance reduced by $1.9 million to $2.1 million at November 30, 2011

Michael Burdiek, CalAmp’s President and Chief Executive Officer, commented, “This quarter marks our third consecutive quarter of year-over-year revenue growth, and our fourth consecutive quarter of increasingly profitable operations. The fundamental driver for revenue growth and increasing profitability continues to be our wireless datacom business segment. We experienced continued momentum within the mobile resource management (MRM) group where our products are gaining share in a rapidly growing market. In addition we saw significant contribution from our ongoing Positive Train Control project where we started delivering initial pre-production radios.”

Mr. Burdiek continued, “In our satellite business, even though we had somewhat lower revenue in the third quarter compared to the second quarter, we did see sequential quarter improvement in satellite gross margins as a result of our recently instituted variable cost operating model. In addition, last week we began shipping a new home video and data networking product to our key satellite customer. We expect this new product as part of an expanded product portfolio will drive improved revenue and profit for the satellite business segment in our fiscal 2012 fourth quarter.”

Fiscal 2012 Third Quarter Results
Total revenue for the fiscal 2012 third quarter was $32.8 million compared with $29.6 million for the third quarter of fiscal 2011. The year-over-year increase in consolidated revenue was primarily due to higher sales in the Company’s wireless datacom business segment. Wireless datacom revenue increased 22.3% to $25.9 million from $21.2 million in the same period last year, while satellite revenue declined to $6.8 million from $8.4 million in the same period last year.

Consolidated gross profit for the fiscal 2012 third quarter was $10.2 million or 31.0% of revenue, compared to gross profit of $7.7 million or 26.1% of revenue for the same period last year. The increases in gross profit and gross margin percentage in the latest quarter compared to the fiscal 2011 third quarter were due primarily to the increase in wireless datacom revenue, which has higher margins than the satellite business.

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CalAmp Reports Fiscal 2012 Third Quarter Results
December 22, 2011

Results of operations for the fiscal 2012 third quarter as determined in accordance with U.S. generally accepted accounting principles ("GAAP") was net income of $1.7 million, or $0.06 per diluted share, compared to a net loss of $0.2 million, or $0.01 loss per diluted share, in the third quarter of last year.

The Adjusted Basis (non-GAAP) net income for the fiscal 2012 third quarter was $2.6 million, or $0.09 per diluted share, compared to Adjusted Basis net income of $0.7 million, or $0.02 per diluted share for the same period last year. The Adjusted Basis net income excludes the impact of amortization of intangible assets and stock-based compensation expense and includes an income tax provision or benefit that reflects income taxes paid/payable (or received/receivable) based on the non-GAAP pretax income (loss) for the period. A reconciliation of the GAAP basis pretax income (loss) to the Adjusted Basis net income (loss) is provided in the table at the end of this press release.

Liquidity
At November 30, 2011, the Company had total cash of $4.4 million and total debt of $6.5 million consisting of $3.5 million drawn under the bank revolver and $3.0 million outstanding under a bank term loan. Net cash provided by operating activities in the three- and nine-month periods ended November 30, 2011 was $2.1 million and $7.5 million, respectively, and the unused borrowing capacity on the bank revolver at that date was $5.5 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Based on our most recent projections, we expect fiscal 2012 fourth quarter consolidated revenues in the range of $34 to $38 million. We expect satellite revenues to more than double on a year-over-year basis and wireless datacom revenues to be marginally lower from the third quarter but up year over year. We anticipate fourth quarter GAAP Basis net income per share in the range of $0.03 to $0.07 per diluted share. The Adjusted Basis (non-GAAP) net income for the fiscal 2012 fourth quarter is expected to be in the range of $0.06 to $0.10 per diluted share.”

Mr. Burdiek concluded, “We are quite pleased with our third quarter results. We believe our business model positions us for continued revenue growth with improving profitability going into next fiscal year. We have completed the process of streamlining the cost structure of our satellite business segment to generate free cash flow, and our wireless datacom business is well positioned in growing markets with products and technologies we believe can drive sustained long term growth in the markets we serve.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2012 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-218-7286 (615-800-6912 for international callers) and using the Conference ID # 34442006. An audio replay will be available through December 29, 2011, 855-859-2056 and entering the Conference ID # 34442006.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

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CalAmp Reports Fiscal 2012 Third Quarter Results
December 22, 2011

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company's two business segments are Wireless DataCom, which serves utility, governmental and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2011 as filed on April 28, 2011 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY CONTACT
Joanne Keates
Director of Corporate Communications
(805) 419-8239

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CalAmp Reports Fiscal 2012 Third Quarter Results
December 22, 2011

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Revenues	$32,752	$29,553	$101,107	$85,389

Cost of revenues	22,583	21,854	69,681	64,199

Gross profit	10,169	7,699	31,426	21,190

Operating expenses:
Research and development	2,622	2,733	8,405	8,275
Selling	2,731	2,573	8,175	7,870
General and administrative	2,606	1,981	8,135	6,690
Intangible asset amortization	310	275	972	857
	8,269	7,562	25,687	23,692
Operating income (loss)	1,900	137	5,739	(2,502)

Non-operating expense, net	(172)	(316)	(2,120)	(1,084)

Income (loss) before income taxes	1,728	(179)	3,619	(3,586)

Income tax provision	(28)	-	(43)	-

Net income (loss)	$1,700	$(179)	$3,576	$(3,586)

Earnings (loss) per share - basic and diluted	$0.06	$(0.01)	$0.13	$(0.13)

Shares used in computing earnings (loss) per share:
Basic	27,869	27,321	27,583	27,133
Diluted	28,800	27,321	28,445	27,133

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Revenues
Wireless DataCom	$25,905	$21,180	$73,465	$55,073
Satellite	6,847	8,373	27,642	30,316
Total revenues	$32,752	$29,553	$101,107	$85,389

Gross profit
Wireless DataCom	$9,503	$7,508	$29,487	$19,061
Satellite	666	191	1,939	2,129
Total gross profit	$10,169	$7,699	$31,426	$21,190

Operating income (loss)
Wireless DataCom	$2,999	$1,700	$9,528	$1,564
Satellite	(156)	(821)	(891)	(1,388)
Corporate expenses	(943)	(742)	(2,898)	(2,678)

Total operating income (loss)	$1,900	$137	$5,739	$(2,502)

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CalAmp Reports Fiscal 2012 Third Quarter Results
December 22, 2011

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	February 28,
	2011	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,393	$4,241
Accounts receivable, net	15,755	16,814
Inventories	12,409	9,890
Deferred income tax assets	2,098	1,961
Prepaid expenses and other current assets	3,881	5,197
Total current assets	38,536	38,103
Property, equipment and improvements, net	1,630	1,877
Deferred income tax assets, less current portion	9,733	9,887
Intangible assets, net	3,041	4,012

Other assets	865	1,606

	$53,805	$55,485
Liabilities and Stockholders' Equity
Current liabilities:
Bank working capital line of credit	$3,476	$7,489
Current portion of long-term debt	800	-
Accounts payable	12,081	14,103
Accrued payroll and employee benefits	3,569	3,341
Deferred revenue	5,512	5,796
Other current liabilities	2,575	2,140

Total current liabilities	28,013	32,869

Long-term debt	2,200	4,460
Other non-current liabilities	911	554

Stockholders' equity:
Common stock	287	281
Additional paid-in capital	153,831	153,135
Accumulated deficit	(131,372)	(134,948)
Accumulated other comprehensive loss	(65)	(866)

Total stockholders' equity	22,681	17,602

	$53,805	$55,485

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CalAmp Reports Fiscal 2012 Third Quarter Results
December 22, 2011

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Nine Months Ended
	November 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$3,576	$(3,586)
Depreciation and amortization	1,899	1,860
Stock-based compensation expense	1,737	1,559
Non-cash interest expense	733	402
Write-off of cumulative foreign currency translation account	801	-
Deferred tax assets, net	-	807
Changes in operating working capital	(1,248)	(245)
Other	1	9

Net cash provided by operating activities	7,499	806

Cash flows from investing activities:
Capital expenditures	(682)	(884)
Collections on note receivable	431	348

Net cash used in investing activities	(251)	(536)

Cash flows from financing activities:
Proceeds (repayments) of bank line of credit	(4,013)	1,398
Proceeds from bank term loan	3,000	-
Repayment of subordinated notes payable	(5,000)	-
Payment of debt issue costs	(65)	-
Taxes paid related to net share settlement of vested equity awards	(1,032)	(403)
Proceeds from exercise of stock options	14	-

Net cash provided by (used in) financing activities	(7,096)	995

Net change in cash and cash equivalents	152	1,265

Cash and cash equivalents at beginning of period	4,241	2,986

Cash and cash equivalents at end of period	$4,393	$4,251

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CalAmp Reports Fiscal 2012 Third Quarter Results
December 22, 2011

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income (Loss) and Adjusted Basis Net Income (Loss) Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income (Loss) to Adjusted Basis (non-GAAP) Net Income (Loss) is as follows (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
GAAP basis pretax income (loss)	$1,728	$(179)	$3,619	$(3,586)

Amortization of intangible assets	310	275	972	857
Stock-based compensation expense	638	555	1,737	1,559
Write-off of cumulative foreign currency translation account	-	-	801	-
Pretax income (loss) (non-GAAP basis)	2,676	651	7,129	(1,170)

Income tax provision (non-GAAP basis) (a)	(28)	-	(43)	-
Adjusted Basis net income (loss)	$2,648	$651	$7,086	$(1,170)

Adjusted Basis net income (loss) per diluted share	$0.09	$0.02	$0.25	$(0.04)

Weighted average common shares outstanding
on diluted basis	28,800	27,321	28,445	27,133

(a)	The non-GAAP income tax provision reflects the income taxes paid/payable (or received/receivable) based on the non-GAAP pretax income (loss) for the period. The Company has net operating loss carryforwards to offset the pre-tax book income for the three- and nine-month periods ended November 30, 2011.

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